                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):             November 12, 1997




                                   Prime Retail, Inc.
                ______________________________________________________
                (Exact name of registrant as specified in its charter)



             Maryland                    0-23616                 52-1836258
             ________                    _______                 __________
 (State or other jurisdiction          (Commission             (IRS Employer
      of incorporation)                File Number)          Identification No.)



  100 East Pratt Street
  Nineteenth Floor, Baltimore, Maryland                            21202
  _____________________________________                            _____
(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code             (410) 234-0782
                                                               ______________

                                       No Change
            ____________________________________________________________
            (Former name or former address, if changed since last report)

Item 5.  OTHER EVENTS.

On November 12, 1997, Prime Retail, Inc. ("Prime") and Horizon Group, Inc. ("Horizon") entered into a definitive agreement and plan of merger (the "Merger Agreement"). As a result of the transactions contemplated in the Merger Agreement, Prime Retail will own and operate 20 of Horizon's existing 37 outlet centers. Immediately prior to the merger, a subsidiary of Horizon ("Continuing Horizon") will become the sole general partner of Horizon/Glen Outlet Centers Limited Partnership ("Horizon Partnership") and the common stock of such subsidiary will be distributed to the shareholders of Horizon. In addition, Continuing Horizon will issue $43.7 million in par value of 10.0% Series A Preferred Stock that will be distributed to Prime's convertible preferred and common stock shareholders and unit holders, representing $1.00 in par value for each such security on a fully-diluted basis. With the issuance of such Series A Preferred Stock, it is expected that the Common Stock of Continuing Horizon will have a nominal value. Continuing Horizon will own the 17 remaining Horizon centers, including Horizon's Dole Cannery project, as well as three outlet centers to be contributed from Prime's existing portfolio.

Under the terms of the Merger Agreement, Prime will pay a fixed exchange ratio of 0.20 of a share of Series B Preferred Stock and 0.597 of a share of Common Stock of each share of Common Stock of Horizon. In addition, each Common Unit in Horizon Partnership will entitle the holder to receive a Common Unit in a newly formed partnership that will, in turn, be converted into the right to receive, at the holder's election, either (i) 0.20 of a Series B Preferred Unit and 0.597 of a Common Unit of Prime Retail, L.P. or (ii) $7.125 in cash and
0.4595 of a Common Unit of Prime Retail, L.P. Based on the closing prices of Prime's Common Stock and Series B Preferred Stock on November 12, 1997, the exchange ratio represents a price of $12.87 for each share of Common Stock of Horizon. As of October 31, 1997, there were 28.3 million shares of Horizon Common Stock and Common Units outstanding. Pending completion of the merger, Prime expects to continue to pay regular quarterly distributions on its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and
Common Stock of $0.6562, $0.5312, $0.295 and $0.295, respectively. Horizon may pay a distribution on its Common Stock on or about February 15, 1998 in an amount not to exceed $0.105 per share. Thereafter, until the consummation of the merger, Horizon may make distributions on its Common Stock in an amount equal to 0.919 of any distribution paid on Prime's Common Stock.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (c)  Exhibits.

    Number         Description

    2.1 Agreement and Plan of Merger among Prime Retail, Inc., Prime Retail, L.P., Horizon Group, Inc., Sky Merger Corp., Sky Newco, L.P. and Horizon/Glen Outlet Centers Limited Partnership dated as of November 12, 1997.

                                      SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    PRIME RETAIL, INC.
                                    (Registrant)

Date:    November 14, 1997
                                    By:     /s/ Robert P. Mulreaney
                                            _______________________
                                    Name:   Robert P. Mulreaney
                                    Title:  Executive Vice President,
                                            Chief Financial Officer
                                            and Treasurer

                                    EXHIBIT INDEX


Number        Description

 2.1 Agreement and Plan of Merger among Prime Retail, Inc., Prime Retail, L.P., Horizon Group, Inc., Sky Merger Corp., Sky Newco, L.P. and Horizon/Glen Outlet Centers Limited Partnership dated as of November 12, 1997.